EXHIBIT 4.3

Amec Foster Wheeler plc

RULES OF THE AMEC FOSTER WHEELER

INTERNATIONAL SAVINGS RELATED SHARE OPTION SCHEME

Original Shareholders’ Approval:	18 May 2005

Directors’ Adoption:	19 April 2005

Original Expiry Date:	18 May 2015

Amended:	25 June 2008

4 December 2012

24 October 2013 (with effect from 17 July 2013)

2 July 2014

20 March 2015

Shareholders’ Approval:	14 May 2015

Expiry Date:	14 May 2025

Linklaters LLP

One Silk Street

London EC2Y 8HQ

Telephone (+44) 20 7456 2000

Facsimile (+44) 20 7456 2222

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8 Governing Law	19

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Rules of the Amec Foster Wheeler International Savings Related Share Option Scheme

1                                      Definitions

1.1                           Meanings of Words Used

In these Rules:

“Acquiring Company” is any company which has obtained Control of the Company or has become entitled and bound as mentioned in Rule 10.5 (Section 979 notice) as a result of events specified in Rule 10.4 (Takeovers) or Rule 10.6 (Company reconstructions) or Rule 10.7 (Reorganisation or merger);

“Associated Company” has the meaning given to it by paragraph 47(1) of Schedule 3;

“Business Day” means a day on which the London Stock Exchange (or, if relevant and if the directors determine, any stock exchange nominated by the directors on which the Shares are traded) is open for the transaction of business;

“Company” means Amec Foster Wheeler plc;

“Contribution” means a contribution under a Savings Contract;

“Control” has the meaning given to it by Section 995 of the Income Tax Act 2007;

“Date of Grant” means the date on which an Option is granted;

“Date of Royal Assent” means 17 July 2013, being the date on which the Finance Bill 2013 received Royal Assent;

“Directors” means the board of directors of the Company or a duly authorised committee of the Board or any other duly authorised person;

“Eligible Employee” means any person who satisfies the conditions set out below. The conditions are that the person:

(i)           either is an employee (but not a director) of a Participating Company, or is a director of a Participating Company who is required to work for the company for at least 25 hours a week (excluding meal breaks);

(ii)          has such qualifying period (if any) of continuous service (not exceeding five years prior to the Date of Grant) as the Directors may from time to time determine; and

(iii)         is not eligible to participate in the UK Scheme for the same invitation.

In addition, it means any person who is an executive director or employee of a Participating Company who is nominated by the Directors (or is nominated as a member of a category of such executive directors or employees).

“End Date” means the end of the Savings Period;

“London Stock Exchange” means London Stock Exchange plc or its successor;

“Member of the Group” means the Company, any Subsidiary and any other company designated as a member of the group for the purposes of these rules;

“Model Code” means the UK Listing Authority Model Code for transactions in securities by directors, certain employees and persons connected with them;

“Notional Repayment Amount” means, for the purposes of calculating the number of Shares to be comprised in an Option, the total Contribution plus an amount equal to such numbers of Contributions as the Directors may determine not exceeding the number of Contributions payable as a bonus under the UK Scheme;

“Option” means a right to acquire Shares granted under the Scheme which is subject to the Rules;

“Optionholder” means a person holding an Option including his personal representatives;

“Option Price” means the amount payable for each Share on the exercise of an Option calculated as described in Rule 5 (Option price);

“Participating Companies” means:

(i)                                   the Company; and

(ii)                                any Subsidiary unless the Directors determine otherwise in respect of any particular Subsidiary; and

(iii)                             any other entity designated by the Directors.

“Rules” means the rules of the Scheme as changed from time to time;

“Savings Contract” means a contract which is approved by the Directors for the purposes of the Scheme;

“Savings Period” means the period during which a Participant is to make savings under a the Savings Contract;

“Schedule 3” means Schedule 3 to the Income Tax (Earnings and Pensions) Act 2003;

“Scheme” means this scheme known as “The Amec Foster Wheeler International Savings Related Share Option Scheme” as changed from time to time;

“Shares” means fully paid ordinary shares in the capital of the Company;

“Specified Age” means 65 (for Options granted before the Date of Royal Assent);

“Subsidiary” means a company which is:

(i)                                   a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006; and

(ii)                                under the Control of the Company;

“Taxable Year” means the 12 month period in respect of which the Optionholder is obliged to pay US Tax or, if it would result in a longer period for the exercise of an Option, the 12 month period in respect of which the Optionholder’s employing company is obliged to pay tax.

“Trustee” means the trustee of any employee trust described in Rule 13.7 (Employee trust);

“UK Scheme” means the Amec Foster Wheeler Savings Related Share Option Scheme and any successor scheme;

“US Taxpayer” means a person who is subject to US Tax;

“US Tax” means taxation under the tax rules of the United States of America.

1.2                            Schedules

The Directors may adopt schedules to the Scheme which may set out terms of Options to be granted in any jurisdiction.

2                                      Invitations

2.1                            Operation

The Directors have discretion to decide whether the Scheme will be operated. When they operate the Scheme they may invite any Eligible Employees to apply for an Option at their discretion.

2.2                            Time when invitations may be made

Invitations may only be made at a time when invitations can be made under the UK Scheme.

2.3                            Form of invitations

The invitation will specify:

2.3.1                   the requirements a person must satisfy in order to be eligible to participate;

2.3.2                   where the Shares subject to the Option are subject to any restriction (as defined in paragraph 48(3) of Schedule 3), the details of any such restriction(s);

2.3.3                   the Option Price or how it is to be calculated;

2.3.4                   the form of application and the date by which applications must be received;

2.3.5                   the length of the Savings Period and the date of start of the savings;

2.3.6                   the maximum permitted Contribution in each month which must not be more than the maximum allowed under the UK Scheme;

2.3.7                   the minimum permitted Contribution in each month which must be between £5 and £10 (or the local currency equivalent as determined by the Company).

3                                      Application

3.1                            Form of Application

An application for an Option must where appropriate include an application for a Savings Contract with a savings carrier nominated by the Directors. The application will be made in writing, or electronically, or in such other form specified by the Directors and will require the Eligible Employee to state:

3.1.1                   the Contribution he wishes to make;

3.1.2                   that his proposed Contribution, when added to any Contributions he makes under any other Savings Contract or under a Savings Contract under the UK Scheme, will not exceed the maximum permitted; and

3.1.3                   the length of the Savings Contract if relevant.

3.2                            Number of Shares

Each Eligible Employee’s application will be for an Option over the largest whole number of Shares which he can acquire at the Option Price with the Notional Repayment Amount.

3.3                            Modification of application and proposals

If there are applications for Options over more Shares than the maximum specified in the invitation, each application and proposal for a Savings Contract will be deemed to have been modified or withdrawn as described in Rule 4.

If an application for a Savings Contract specifies a Contribution which, when added to any other Contributions already being made by the Eligible Employee, exceeds the maximum permitted (whether under Schedule 3, the Savings Contract or any limit specified in the invitation), the Directors are authorised to modify it by reducing the Contribution to the maximum possible amount. Any such modification must be made before the Option is granted and before the application for the Savings Contract is accepted.

4                                      Scaling down

4.1                            Method

If valid applications are received for a total number of Shares in excess of any maximum number or any limit under Rule 7, the Directors will scale down applications by choosing one or more of the following methods:

4.1.1                   reducing the proposed Contributions by the same proportion to an amount not less than the minimum amount permitted under Rule 2.3.7; or

4.1.2                   reducing the proposed Contributions in excess of an amount chosen by the Directors, which must not be less than the minimum amount permitted under Rule 2.3.7 the Savings Contract, by the same proportion to an amount not less than the amount chosen by the Directors.

The Directors may use other methods at their discretion.

4.2                            Insufficient Shares

If, having scaled down as described in Rule 4.1 (Method), the number of Shares available is insufficient to enable Options to be granted to all Eligible Employees making valid applications, the Directors may either select by lot, or decide not to grant any Options.

5                                      Option Price

5.1                            Setting the price

The Directors will set the Option Price which may be in Sterling or such other currency determined by the Directors and must be:

5.1.1                   not manifestly less than 80 per cent of the Market Value of a Share; and

5.1.2                   if the Shares are to be subscribed, not less than the nominal value of a Share.

5.2                            Market Value

“Market Value” on any particular day means:

5.2.1                   their price for the immediately preceding Business Day; or

5.2.2                   if the Directors decide, the average price for the 3 immediately preceding Business Days.

The “price” is the mid market closing price taken from the Daily Official List of the London Stock Exchange or at the discretion of the Directors any other exchange.

Any restriction referred to in Rule 2.3.2 will be ignored when determining Market Value.

6                                      Grant of Options

6.1                            Time of grant

Subject to Rule 4.2 (Insufficient Shares), the grant of Options must be made within 30 days (or 42 days if applications are scaled down) of the first day by reference to which the Option Price was set unless the Directors determine otherwise.

6.2                            Restrictions on grant

A grant of an Option to a person who is not an Eligible Employee on the Date of Grant is void. Options may only be granted under the Scheme between the date of the most recent approval of the Scheme by the Company in general meeting and the tenth anniversary of that date.

6.3                            Option certificates

6.3.1                   The Directors will send to each Optionholder an option certificate as soon as practicable after the Date of Grant. The Directors will set the form of the certificate, but the certificate must be consistent with these Rules.

6.3.2                   If any option certificate is lost or damaged the Directors may replace it on such conditions as they wish to set.

6.4                            No payment

Optionholders are not required to pay for the grant of any Option.

6.5                            Disposal restrictions

An Optionholder must not transfer, assign or otherwise dispose of an Option or any rights in respect of it. If, in breach of this Rule, an Optionholder transfers, assigns or disposes of an Option or rights, whether voluntarily or involuntarily, then the relevant Option will immediately lapse. This Rule 6.5 does not apply to the transmission of an Option on the death of an Optionholder to his personal representatives.

7                                      Scheme limits

7.1                            10 per cent in 10 year limit

The number of Shares which may be allocated under the Scheme on any day must not exceed 10 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Scheme and any other employee share plan operated by the Company.

7.2                            Exclusions

Where the right to acquire Shares is released or lapses without being exercised these Shares are ignored when calculating the limits in this Rule.

7.3                            Meaning of “allocate”

Shares are “allocated” if they have been or may be issued.

8                                      Variations in share capital

8.1                            Adjustment of Options

If there is a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital:

8.1.1                   the number of Shares comprised in each Option; and

8.1.2                   the Option Price,

may be adjusted in any way (including retrospective adjustments) which the Directors consider appropriate.

The adjusted total Option Price must be substantially the same as before the adjustment, and must not exceed, the Notional Repayment Amount.

8.2                            Nominal value

8.2.1                   The Option Price may be adjusted to less than nominal value. However, where Shares are to be subscribed, Rule 8.2.2 must be followed.

8.2.2                   Where Shares are to be subscribed, the Option Price may only be adjusted to a price less than nominal value if the Directors resolve to capitalise the reserves of the Company, subject to any necessary conditions. This capitalisation will be of an amount equal to the difference between the adjusted Option Price payable for the Shares to be issued on exercise and the nominal value of such Shares on the date of allotment of the Shares. If, at the time of exercise, the Directors do not resolve to capitalise the reserves of the Company for this purpose then the adjustment under this Rule 8.2 will be deemed not to have taken place.

8.3                            Notice

The Directors may notify Optionholders of any adjustment made under this Rule 8.

9                                      Exercise and lapse - general rules

9.1                            Exercise

Except where exercise is permitted as described in Rule 10 (Exercise and lapse - exceptions to the general rules), an Option can only be exercised:

9.1.1                   during the period of six months after the End Date; and

9.1.2                   so long as the Optionholder is a director or employee of a Participating Company.

9.2                            Lapse

An Option will lapse on the earliest of:

9.2.1                   the date the Optionholder ceases to be a director or employee of a Participating Company, unless any of the provisions of Rule 10 (Exercise and lapse - exceptions to the general rules) apply;

9.2.2                   the date on which the Optionholder stops paying contributions under his Savings Contract unless any of the provisions of Rule 10 (Exercise and lapse - exceptions to the general rules) apply;

9.2.3                   the expiry of any period specified in Rule 10 (Exercise and lapse - exceptions to the general rules) except Rule 10.3 (Specified Age); or

9.2.4                   six months after the End Date unless Rule 10.2 (Death) applies.

When this Rule 9.2 applies to an Optionholder who is a US Taxpayer, an Option will lapse on the date specified in this Rule 9.2 or, if earlier, on the expiry of 2.5 calendar months after the end of the Taxable Year in which the Option became exercisable.

10                               Exercise and lapse - exceptions to the general rules

10.1                     Cessation of employment

10.1.1           An Optionholder may exercise his Option within six months after he ceases to be a director or an employee of a Participating Company for one of the reasons set out below. The reasons are:

(i)                                  injury, disability, redundancy; or

(ii)                               retirement; or

(iii)                            in the case of Options granted before the Date of Royal Assent, retirement on reaching the Specified Age; or

(iv)                           his office or employment being in an associated company (as defined in paragraph 35(4) of Schedule 3) of the Company which ceases to be an associated company by reason of a change of control (as determined in accordance with sections 450 and 451 of Corporation Tax Act 2010); or

(v)                              the business or part of a business in which he works being transferred to a company which is neither an Associated Company nor a company of which the Company has Control.

10.1.2           If the Optionholder ceases to be a director or employee of a Participating Company more than three years after the Date of Grant for any reason permitted by the Directors he may exercise his option within six months after leaving.

10.1.3            For the purposes of this Rule 10.1, an Optionholder is not treated as ceasing to be a director or employee of a Participating Company until he has ceased to be a director or employee of:

(i)                                  the Company; and

(ii)                               a company under the Control of the Company.

10.2                     Death

If an Optionholder dies, his Option may be exercised by his personal representatives within one year after:

10.2.1            the date of his death if death occurred before the relevant End Date; or

10.2.2            the End Date if the death occurred on or within six months after the relevant End Date.

10.3                     Specified Age

If an Optionholder continues to be a director or employee of a Participating Company after the date on which he reaches the Specified Age, he may exercise an Option granted before the Date of Royal Assent within six months after reaching the Specified Age.

This Rule 10.3 does not apply to an Optionholder who is a US Taxpayer.

10.4                     Takeovers

This Rule applies where a person (or a group of persons acting in concert) obtains Control of the Company as a result of making a general offer to acquire shares in the Company which falls within paragraph 37(3) of Schedule 3.

When this Rule applies Options may, subject to Rule 10.7 (Reorganisation or merger) and 10.9 (Shares no longer within Schedule 3), be exercised within the six month period after the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

The Options will lapse at the end of the six month period unless the Directors give written notice to all the Optionholders before the end of the six month period that the Options will not lapse.

10.5                     Section 979 notice

This Rule applies if a person (or a group of persons acting in concert) becomes bound or entitled to acquire Shares by serving a notice under section 979 of the Companies Act 2006 or other local legislation which the Directors agree is equivalent (a “section 979 notice”). Subject to Rule 10.7 (Reorganisation or merger) and 10.9 (Shares no longer within Schedule 3), Options may be exercised at any time when that person remains so bound or entitled, which is the period of six weeks from the date of the section 979 notice.

10.6                     Company reconstructions

This Rule applies if under section 899 of the Companies Act 2006 (or other local legislation which the Directors agree is equivalent):

10.6.1            a court sanctions a compromise or arrangement falling within paragraph 37(4) Schedule 3; or

10.6.2            there is a local procedure which the Directors agree is equivalent.

Options may, subject to Rule 10.7 (Reorganisation or merger) and 10.9 (Shares no longer within Schedule 3), be exercised within the six month period after the date of the sanction.

10.7                     Reorganisation or merger

If this Rule applies, no Options are exercisable. Instead all Options are exchanged during the period set out in paragraph 38(3) of Schedule 3. Rules 11.3 and 11.4 apply to the exchange.

This Rule applies when:

10.7.1            an Acquiring Company has obtained Control of the Company or has become entitled and bound as mentioned in Rule 10.5 (Section 979 notice); and

10.7.2            the shareholders of the Acquiring Company, immediately after it has obtained such Control, are substantially the same as the shareholders of the Company immediately before then or the obtaining of Control amounts to a merger with the Company; and

10.7.3            the Acquiring Company consents to the exchange of Options under this Rule.

10.8                     Winding-up

If the Company passes a resolution for its voluntary winding-up, Options may be exercised within six months after the date of the resolution. However, the issue of Shares after such exercise has to be authorised by the liquidator or the court (if appropriate), and the Optionholder must apply for this authority and pay his application cost. Any Options not exercised during that period will lapse at the end of the period.

10.9                     Shares no longer within Schedule 3

This Rule applies where:

10.9.1            Rule 10.4 applies; or

10.9.2            a person obtains Control of the Company as a result of a compromise or arrangement mentioned in Rule 10.6; or

10.9.3            a person is bound or entitled to acquire Shares as described in Rule 10.5; and

as a result, Shares in the Company would no longer meet the requirements of paragraphs 18 to 22 of Schedule 3.

If this Rule applies, the Directors may, in their discretion, determine Options may be exercised under those rules within a 20 day period after the relevant event and any Options not so exercised will lapse at the end of that period.

10.10              Priority

If there is any conflict between any of the provisions in Rules 9 (Exercise and lapse - general rules) and 10 (Exercise and lapse - exceptions to the general rules), the provision which results in the shortest exercise period will prevail.

10.11              Overseas transfer

This rule applies if an Optionholder is transferred to work in another country and/or for another Member of the Group, and, as a result of that transfer:

10.11.1     the Optionholder may suffer a tax disadvantage in relation to his Options (this being shown to the satisfaction of the Directors); or

10.11.2     the Optionholder may become subject to restrictions on his ability to exercise his Options or to hold or deal in the Shares or the proceeds of the sale of the Shares acquired on exercise because of the security laws or exchange control laws of the country to which he is transferred; or

10.11.3     the Directors consider that it is not legally possible or administratively practical for the Optionholder to continue making Contributions to his Savings Contract.

If the Optionholder continues to hold an office or employment with a Member of the Group, the Directors may permit the Optionholder to exercise the Option during the period starting 3 months before and ending 3 months after the transfer takes place. If he does not exercise his Options, following this rule, the usual exercise rules will apply to him at the appropriate times.

11                               Exchange of Options

11.1                     Application

This Rule 11 applies to all Options (whether or not already exercisable) if the Acquiring Company:

11.1.1            obtains Control of the Company as a result of making a general offer to acquire shares in the Company which falls within paragraph 38(2)(a) of Schedule 3; or

11.1.2            obtains Control of the Company under a scheme of arrangement sanctioned by the court under Section 899 Companies Act 2006 or other local procedure which the Directors agree is equivalent; or

11.1.3            becomes entitled or bound to acquire Shares under Section 981 Companies Act 2006 or other local legislation which the Directors agree is equivalent.

11.2                     Agreement to exchange

If this Rule 11 applies, the Optionholder may, with the agreement of the Acquiring Company, exchange his Options under Rule 11.3 (Exchange) during the period set out in paragraph 38(3) of Schedule 3.

11.3                     Exchange

Where an Option is to be exchanged the Optionholder will be granted a new option to replace it.

Where an Optionholder is granted a new option then:

11.3.1            the new option will be in respect of shares determined by the Acquiring Company;

11.3.2            the new option will be equivalent to the Option that was exchanged;

11.3.3            the new option will be treated as having been acquired at the same time as the Option that was exchanged and be exercisable in the same manner and at the same time;

11.3.4            the new option will be subject to the Rules as they last had effect in relation to the Option that was exchanged;

11.3.5            with effect from the exchange, the Rules will be construed in relation to the new option as if references to Shares were references to the shares over which the new option is granted and references to the Company were references to the body corporate determined by the Directors under Rule 11.3.1.

11.4                     Grant

The Acquiring Company must not grant Options under the Scheme other than under Rule 11.3 (Exchange).

12                               Exercise of Options

12.1                     Limit on exercise

Where an Option becomes exercisable before the End Date, it may be exercised only using funds equal to or less than the amount repayable under the Savings Contract, including any interest at the time of exercise. Where an Option becomes exercisable on the End Date, an Option may be exercised with the amount repaid under the related Savings Contract, including any interest and, to the extent that such repayment is not sufficient to acquire the total number of Shares in respect of which the Option is exercisable and if the Optionholder so wishes, with funds separately provided by the Optionholder.

12.2                     Manner of exercise

Options must be exercised by notice in a form specified by the Company and executed by the Optionholder or by his agent and delivered to the Company or its agent. The Optionholder must also send:

12.2.1            if the Company so requires, the relevant option certificate; and either

12.2.2            payment in full in cleared funds and evidence of the termination of the Savings Contract; or

12.2.3            authority to terminate the Savings Contract and use the amount needed to acquire the number of Shares over which the Option is being exercised.

The exercise of the Option is effective on the date of receipt by the Company or its agent of the notice, the option certificate (if required) and the relevant payment or authority.

12.3                     Part exercise

12.3.1            Subject to any other restriction in the Rules, Options may be exercised in respect of all the Shares under the Option or only some of the Shares.

12.3.2            If an Option is exercised in part, the unexercised balance will lapse.

12.4                     Issue or transfer

Subject to Rule 12.6 (Consents):

12.4.1            Shares to be issued or transferred out of treasury following the exercise of an Option must be issued within 30 days of the date of exercise; and

12.4.2            if Shares are to be transferred following the exercise of an Option, the Directors must procure this transfer within 30 days of the date of exercise.

12.5                     Rights

12.5.1            Shares issued on exercise of an Option rank equally in all respects with the Shares in issue on the date of allotment. They do not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment.

12.5.2            Where Shares are to be transferred including transferred out of treasury on the exercise of an Option, Optionholders are entitled to all rights attaching to the Shares by reference to a record date after the transfer date. They are not entitled to rights before that date.

12.6                     Consents

All allotments, issues and transfers of Shares are subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Optionholder is responsible for complying with any requirements to obtain or avoid the need for any such consent.

12.7                     Articles of Association

Any Shares acquired on the exercise of Options are subject to the Articles of Association of the Company from time to time in force.

12.8                     Listing

If and so long as the Shares are listed on the Official List of the UK Listing Authority or of any other stock exchange where Shares are traded, the Company must apply for listing of any Shares issued pursuant to the Scheme as soon as practicable after their allotment.

12.9                     Alternative ways to satisfy Options

The Directors may at any time determine not to procure the transfer or issue of Shares to an Optionholder who exercises his Option, but instead to pay to him (subject to the withholding provisions in Rule 13.8) a cash amount. This cash amount must be equal to the amount by which the market value of the Shares in respect of which the Option is exercised exceeds the Option Price. Alternatively, the Directors may issue or procure the transfer of Shares to the value of that cash amount. If the Directors so determine, the Optionholder need not pay the Option Price or, if he has paid it, the Company will repay the Option Price to him.

For the purposes of this rule, “market value” means:

12.9.1            the middle market quotation of a Share as derived from the Daily Official List of the London Stock Exchange on the date the Option is exercised (or the next Business Day if the date of exercise is not a Business Day); or

12.9.2            where Shares of the same class are traded on any other stock exchange, the closing price on the date the Option is exercised (or the next Business Day if the date of exercise is not a Business Day).

12.10              Local restrictions

Where there are any local restrictions on the Optionholder holding Shares, or if the Directors so decide, Shares may on the exercise of an Option be issued or transferred to a person determined by the Director to be held on behalf of the Optionholder.

13                               General

13.1                     Notices

13.1.1            Any notice or other document which has to be given to an Eligible Employee or Optionholder under or in connection with the Scheme may be:

(i)                                  delivered or sent by post to him at his home address according to the records of his employing company; or

(ii)                               sent by e-mail or fax to any e-mail address or fax number which, according to the records of his employing company, is used by him;

or in either case such other address which the Company considers appropriate.

13.1.2            Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Scheme may be delivered or sent by post to it at its respective registered office (or such other place as the Directors or the duly appointed agent may from time to time decide and notify to Optionholders) or sent by e-mail or fax to any e-mail address or fax number notified to the sender.

13.1.3            Notices sent by post will be deemed to have been given on the earlier of the date of actual receipt and the second day after the date of posting. However, notices sent by or to an Optionholder who is working overseas will be deemed to have been given on the earlier of the date of actual receipt and the seventh day after the date of posting.

13.1.4            Notices sent by e-mail or fax, in the absence of evidence of non-delivery, will be deemed to have been received on the day after sending.

13.2                     Documents sent to shareholders

The Company may send to Optionholders copies of any documents or notices normally sent to the holders of its Shares.

13.3                     Directors’ decisions final and binding

The decision of the Directors on the interpretation of the Rules or in any dispute relating to an Option or matter relating to the Scheme is conclusive.

13.4                    Costs

The Company may require each Participating Company to reimburse the Company for any costs incurred in connection with the grant of Options to, or exercise of Options by, employees of that Participating Company.

13.5                     Administration

The Directors have the power from time to time to make or vary regulations for the administration and operation of the Scheme.

13.6                     Terms of employment

13.6.1            For the purposes of this Rule, “Employee” means any Optionholder, any Eligible Employee or any other person.

13.6.2            This Rule applies:

(i)                                  whether the Company has full discretion in the operation of the Scheme, or whether the Company could be regarded as being subject to any obligations in the operation of the Scheme;

(ii)                               during an Employee’s employment or employment relationship; and

(iii)                            after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.

13.6.3            Nothing in the Rules or the operation of the Scheme forms part of the contract of employment or employment relationship of an Employee. The rights and obligations arising from the employment relationship between the Employee and the Company are separate from, and are not affected by, the Scheme. Participation in the Scheme does not create any right to, or expectation of, continued employment or a continued employment relationship.

13.6.4            The grant of Options on a particular basis in any year does not create any right to or expectation of the grant of Options on the same basis, or at all, in any future year.

13.6.5            Without prejudice to Rule 2.1, no Employee is entitled to participate in the Scheme, or be considered for participation in it, at a particular level or at all. Participation in one operation of the Scheme does not imply any right to participate, or to be considered for participation in any later operation of the Scheme.

13.6.6            Without prejudice to an Employee’s right to exercise an Option subject to and in accordance with the express terms of the Rules, no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to the Option. Any and all discretions, decisions or omissions relating to the Option may operate to the disadvantage of the Employee, even if this could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the Employee and his employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this Rule.

13.6.7            No Employee has any right to compensation for any loss in relation to the Scheme, including:

(i)                                  any loss or reduction of any rights or expectations under the Scheme in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

(ii)                               any exercise of a discretion or a decision taken in relation to an Option or to the Scheme, or any failure to exercise a discretion or take a decision;

(iii)                            the operation, suspension, termination or amendment of the Scheme.

13.6.8            Participation in the Scheme is permitted only on the basis that the Participant accepts all the provisions of the Rules, including in particular this Rule. By participating in the Scheme, an Employee waives all rights under the Scheme, other than the right to exercise an Option subject to and in accordance with the express terms of the Rules, in consideration for, and as a condition of, the grant of an Option under the Scheme.

13.6.9            Nothing in this Scheme confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Scheme. This does not affect any other right or remedy of a third party which may exist.

13.6.10     Each of the provisions of this Rule is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these Rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

13.7                    Employee trust

The Company and any Subsidiary of the Company may provide money to the trustee of any trust or any other person to enable the trust or him to acquire Shares for the purposes of the Scheme, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 682 of the Companies Act 2006.

13.8                     Withholding

Unless the Optionholder discharges the liability himself, the Company, any employing company or the Trustee may withhold any amount and make any arrangements as it considers necessary to meet any liability of the Optionholder to taxation or social security contributions in respect of Options. These arrangements include the sale of any Shares on behalf of an Optionholder.

13.9                     Data protection

By participating in the Scheme the Optionholder consents to the holding and processing of personal data provided by the Optionholder to the Company for all purposes relating to the operation of the Scheme. These include, but are not limited to:

13.9.1            administering and maintaining Optionholder records;

13.9.2            providing information to trustees of any employee benefit trust, registrars, brokers savings carrier or other third party administrators of the Scheme;

13.9.3            providing information to future purchasers of the Company or the business in which the Optionholder works;

13.9.4            transferring information about the Optionholder to a country or territory outside the European Economic Area that may not provide the same statutory protection for the information as the Optionholder’s home country.

14                               Changing the Scheme and termination

14.1                    Directors’ powers

Except as described in the rest of this Rule 14, the Directors may at any time change the Scheme in any way.

14.2                     Shareholders’ approval

14.2.1            Except as described in Rule 14.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Rules to the advantage of present or future Optionholders which relates to the following:

(i)                                  the persons to whom or for whom Shares may be provided under the Scheme;

(ii)                               the limitations on the number of Shares which may be issued under the Scheme;

(iii)                            the maximum Contribution which may be made under the Scheme;

(iv)                           the determination of the Option Price;

(v)                              any rights attaching to the Options and the Shares;

(vi)                           the rights of Optionholders in the event of a capitalisation issue, rights issue, sub-division or consolidation of shares or reduction or any other variation of capital of the Company;

(vii)                        the terms of this Rule 14.2.1.

14.2.2            The Directors need not obtain the approval of the Company in general meeting for any minor changes:

(i)                                  to benefit the administration of the Scheme;

(ii)                               to comply with or take account of the provisions of any proposed or existing legislation; or

(iii)                            to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Optionholder.

14.3                     Notice

The Directors may give written notice of any changes made to any Optionholder affected.

14.4                     Termination of the Scheme

The Scheme will terminate on 14 May 2025, but the Directors may terminate the Scheme at any time before that date. However, Options granted before such termination will continue to be valid and exercisable as described in these Rules.

15                               Governing law

English law governs the Scheme and all Options and their construction. The English Courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Scheme or any Option.

16                               Language of Scheme

The language of the Scheme is English. Any documents translated into another language shall be construed in accordance with the English version.

Schedule 1

US Scheme

The Rules of the Amec Foster Wheeler International Savings Related Share Option Scheme (the “Scheme”) will apply to Options granted under this Schedule, subject to the alterations set out below. The terms of the Options contained in the rules of the Scheme and this Schedule form a separate scheme (the “US Scheme”).

1                                      Definitions

Words used in the Scheme will have the same meaning in this Schedule unless amended as stated below:

“ADS” means the Company’s American Depositary Share (evidenced by American Depositary Receipt), one ADS representing one (1) ordinary share in the Company.

“Code” means the United States of America Internal Revenue Code of 1986, as amended.

“Eligible Employee” means any person who is an employee of a Participating Company, though the following employees may be excluded if so specified:

(iii)                             employees who have been employed less than 2 years;

(iv)                            employees whose customary employment is 20 hours or less per week;

(v)                               employees whose customary employment is for not more than 5 months in any calendar year; and

(vi)                            highly compensated employees within the meaning of Section 414(q) of the Code.

“Employee Stock Purchase Plan” means an option plan that complies with Section 423 of the Code.

“Option Period” means the period established by the Directors and not exceeding 27 months from the applicable Date of Grant.

“Share” means an ordinary share in the capital of the Company, including ordinary shares represented by ADSs.

“Subsidiary Corporation” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 per cent. or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participating Companies” means the Subsidiary Corporations that have been designated by the Directors from time to time in its sole discretion as eligible to participate in one or more invitations under the US Scheme; provided, that the Directors may in its discretion exclude (at any time or from time to time) one or more such Subsidiary Corporations from participating in an invitation in which case such excluded Subsidiary Corporation shall not be a “Participating Company” with respect to such invitation.

2                                      Operation of the US Scheme

If an invitation is extended under Rule 2 of the Scheme to any Eligible Employee of any Participating Company under this Schedule, all such Eligible Employees of the Participating

Companies (except those that have been excluded in accordance with Rule 1 “Eligible Employee” above), as the case may be, must be offered Options under this Schedule.

The US Scheme must be administered in a manner such that each invitation complies with Section 423(b)(5) of the Code and the related regulations and all Eligible Employees granted Options under an invitation shall have the same rights and privileges under such invitation.

The US Scheme must be approved by the stockholders of the granting corporation within 12 months before or after it is adopted by the Directors.

No Eligible Employee will be granted an Option if, on the Date of Grant, the Eligible Employee owns Shares possessing 5% or more of the total combined voting power or value of all classes of Shares of the Company or any Subsidiary Corporation.

3                                      Options Granted Pursuant to an Employee Stock Purchase Plan

The following restrictions shall apply to the grant of an Option:

3.1                            Option Price

The Option Price of an Option will not be less than 85 per cent. of the Market Value of a Share determined at the Date of Grant.

3.2                            Market Value

Rule 5.2.2 of the Scheme shall not apply.

3.3                            Time of Grant

Rule 6.1 of the Scheme shall not apply.  The Directors shall determine the Date of Grant.

3.4                            Scheme Limits

The aggregate number of Shares subject to Options granted under the US Scheme will not exceed 38,884,069 Shares which represents approximately 10 per cent. of the issued share capital of the Company at 25 March 2015. The aggregate number of shares shall be appropriately adjusted in connection with any adjustment under Rule 8.1 of the Scheme.  No Eligible Employee may purchase more than the largest whole number of Shares which he can acquire at the Option Price with the Notional Repayment Amount calculated on the Date of Grant under any individual Option granted pursuant to the US Scheme.

3.5                            Transfer of Options

An Option may not be transferred, assigned or otherwise disposed of other than by will or intestate succession and, during the lifetime of the Optionholder, must not be exercisable by any other person.

3.6                           Holding Requirement

If Shares acquired by exercise of an Option are sold or otherwise disposed of within two years after the Date of Grant of the Option or within one year after the acquisition of such Shares by the Optionholder, the holder of the Shares immediately prior to the disposition shall promptly notify the Company in writing of the date and terms of the disposition and shall provide such other information regarding the disposition as the Company may reasonably require.

3.7                            $25,000 Limit

No Eligible Employee may be granted an Option which would permit the employee’s rights to purchase Shares, under all such plans of the Company and any Subsidiary Corporation which are intended to satisfy Section 423 of the Code, to accrue at a rate that exceeds $25,000 of the Market Value of such stock for each calendar year in which such Option is outstanding at any time.

3.8                            Exercise and lapse — general rules

No Option may be exercised later than the expiry of the Option Period. To the extent not exercised, the Option will lapse on the expiry of the Option Period.

3.9                            Option Term — following termination of employment

When an Option is exercisable following termination of employment with a Group Company or Subsidiary Corporation, or on death in accordance with Rule 10.1 and 10.2 of the Scheme, it may only be exercised in the period of three months following the date of termination or death.

4                                      Insufficient Shares

If, having scaled down as described in Rule 4.1 of the Scheme, the number of Shares available is insufficient to enable Options to be granted to all Eligible Employees making valid applications, the Directors must not grant any options under the US Scheme.

5                                      Alternative Ways to Satisfy Options

Rule 12.9 of the Scheme shall not apply.

6                                      Adjustments

An Option granted under the US Scheme may only be adjusted under Rule 8.1 of the Scheme to the extent that such adjustment is consistent with the provisions of Section 423 of the Code.

7                                      Interpretation

The US Scheme is, and the Options granted under the US Scheme are, intended to qualify as an Employee Stock Purchase Plan and as options granted under an Employee Stock Purchase Plan, respectively. The US Scheme and the Options granted thereunder will be construed in accordance with the provisions of Section 423 of the Code and the related regulations so as to preserve their status as such plan and such Options.

8                                      Governing Law

Options granted pursuant to this Schedule will be governed by and construed in accordance with English law.